EX-99.h.3.ii

AMENDMENT NO. 1 TO AMENDED AND RESTATED FUND ACCOUNTING AND
FINANCIAL ADMINISTRATION OVERSIGHT AGREEMENT

This Amendment (“Amendment”) is made as of the 1st day of July, 2017, by and between each fund in Optimum Fund Trust listed on Schedule A (each, a “Fund” and collectively, the “Funds”) having their principal place of business at 2005 Market Street, Philadelphia, PA 19103, and Delaware Investments Fund Services Company (“DIFSC”), a Delaware statutory trust having its principal place of business at 2005 Market Street, Philadelphia, PA 19103.

BACKGROUND:

A.	The Funds and Delaware Service Company, Inc. (“DSC”) are parties to an Amended and Restated Fund Accounting and Financial Administration Oversight Agreement dated as of January 1, 2014 (the “Agreement”), relating to DSC’s provision to the Funds of certain fund accounting, financial administration and related services and oversight services described in the Agreement.

B.	DIFSC and DSC entered into an Assignment and Assumption Agreement as of November 1, 2014 whereby DSC contributed and assigned to DIFSC all of DSC’s rights, title, and interest in the Agreement, and DIFSC assumed all of DSC’s obligations under the Agreement.

C.	DIFSC is a majority-owned affiliate of Macquarie Group Limited.

D.	This Amendment is an amendment to the Agreement.

E.	The parties desire to amend the Agreement as set forth herein.

TERMS:

The parties hereby agree that:

1.	Section 3A of the Agreement is hereby deleted in its entirety and replaced with the following Section 3A.

A. The revised term of this Agreement shall commence on July 1, 2017 and continue for a term of five (5) years expiring on June 30, 2022 (“Term”).

2.	Section 3B(i) of the Agreement is hereby deleted in its entirety and replaced with the following.

3B(i). Non-Renewal - Intentionally omitted.

3.	The first sentence of the definition of “For Cause” contained in subsection 3B of the Agreement is hereby amended to read as follows:

A material breach of this Agreement that has not been remedied for at least thirty (30) days following the receipt of written notice by the non-breaching party or parties that identifies in reasonable detail the alleged failure of the other party to perform: provided, however, that if such breach is capable of being cured, then the breaching party or parties shall be entitled to such longer period of time as may reasonably be required to cure such breach if the breaching party or parties have commenced such cure and or diligently pursuing such cure, but such cure must be completed within one hundred twenty (120) days following the discovery of such breach in any event; provided, however, that for the avoidance of doubt, written notice must be provided promptly after discovery of any breach;

4.	Subsection 3E of the Agreement is hereby amended to read as follows:

If this Agreement is (i) not renewed upon the expiration of the Term, (ii) terminated by DIFSC and the Funds at any time “upon mutual agreement” under subsection 3B(ii), (iii) terminated by DIFSC at any time as a result of the “termination of investment manager” under subsection 3B(iv), (iv) terminated by the Funds at any time for any reason other than non-renewal or any of those reasons specified in subsection 3B above, or (v) terminated by DIFSC at any time “For Cause” under subsection 3B(iii), and if the Funds request that DIFSC assist the Funds in converting them to a successor service provider with respect to the Services, then, in connection with such expiration or termination, the Funds shall reimburse DIFSC promptly for any Costs and Expenses (as defined below) incurred by DIFSC in connection with effecting such expiration or termination and converting the Funds to a successor service provider with respect to the Services, including without limitation the delivery to such successor service provider, to the Funds, and/or to any other Fund service provider(s) any of the Funds' property, records, data, instruments, and documents.

5.	Subsection 3G of the Agreement is hereby amended by inserting the word "electronic" between the words "available" and "format."

6.	The Funds hereby represent and warrant to DIFSC that, as of July 1, 2017 each of the statements about the Funds contained in Section 6 of the Agreement is true and correct.

7.	Subsection 7A is amended to replace the term “corporation” with the term “business trust.” With such amendment, DIFSC hereby represents and warrants to the Funds that, as of July 1, 2017, each of the statements contained in subsections 7A, B, C, D, and F of the Agreement is true and correct after replacing "DSC" with "DIFSC" in each such provision.

8.	Subsection 7E of the Agreement is hereby deleted in its entirety.

9.	Subsection 9C of the Agreement is hereby amended to read as follows:

In order for these indemnification provisions to apply, a party or parties seeking indemnification or to be held harmless shall fully and promptly advise the indemnifying party or parties in writing of all pertinent facts concerning the situation in question which are actually known by the party or parties seeking indemnification. The party or parties seeking indemnification will use reasonable care to identify and notify the indemnifying party or parties in writing promptly concerning any situation which presents or appears likely to present the probability of an indemnification claim. However, failure to do so in good faith shall not affect the rights under this provision unless the indemnifying party or parties are materially prejudiced by such failure. As to any matter eligible for indemnification, the indemnified party or parties shall act reasonably and in accordance with good faith business judgment, and shall not effect any settlement or confess judgment without the consent of the indemnifying party or parties, which consent shall not be withheld or delayed unreasonably.

10.	Subsection 10A of the Agreement is hereby amended by adding the word "promulgated" before the word "under" in the two places appearing in such subsection.

11.	Section 12 of the Agreement is hereby deleted in its entirety and replaced with the following Section 12:

Section 12 - Notices

Any communication, notice or demand made or given pursuant to this Agreement shall be properly addressed, in writing and delivered by personal service (including express or courier service), registered or certified mail, or by facsimile with proof of proper transmission and a means for confirmation of delivery to recipient, as follows:

If to DIFSC:

Delaware Investments Fund Services Company
2005 Market Street
Philadelphia, PA 19103-7094

Attention: General Counsel

Telephone: (215) 255-8864
Facsimile: (215) 255-1640

If to the Funds:

Optimum Fund Trust
2005 Market Street
Philadelphia, PA 19103

Attention: Chairman of the Board

Telephone: (215) 868-2718
E-mail: rjchristian24@gmail.com

12.	Section 20 of the Agreement is hereby amended by adding the following sentence:

"Confidential information" shall include, without limitation, any customer or shareholder personal information in the possession, custody, or control of the Funds or of DIFSC.

13.	The Agreement is hereby amended by adding new Section 25 which shall provide as follows:

25. Covenants of DIFSC. DIFSC hereby covenants and agrees with the Funds that (i) DIFSC shall maintain a fidelity bond and an insurance policy with respect to errors and omissions coverage in form and amount that are commercially reasonable in light of the duties and responsibilities of DIFSC under the Agreement as modified by this Amendment; and (ii) DIFSC shall provide notice to the Funds of any breach of this Agreement committed by DIFSC promptly after the discovery thereof.

14.	Section D of Schedule B to the Agreement is hereby amended to add the following sentence as the final sentence of Section D:

DIFSC may rely on Delaware Management Company (“DMC”) or BNY Mellon to provide any of the Services enumerated in this section to the extent such Services are provided by DMC or BNY Mellon.

15.	Schedule C of the Agreement is hereby deleted in its entirety and replaced with Schedule C attached hereto.

16.	Miscellaneous.

(a)	As hereby amended and supplemented, the Agreement shall remain in full force and effect. In the event of a conflict between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall control.

(b)	The Agreement, as amended hereby, constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto.

(c)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

(d)	To the extent required by applicable law, the terms of this Amendment and the fees and expenses associated with this Amendment have been disclosed to and approved by the Board of Trustees of the Fund.

(e)	This Amendment shall be governed by the laws of The Commonwealth of Pennsylvania, without regard to its principles of conflicts of laws.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the date and year first above written.

OPTIMUM FUND TRUST,
on behalf of its Series identified on Schedule A

By:	/s/ Shawn K. Lytle

Name:	Shawn K. Lytle

Title:	President

DELAWARE INVESTMENTS FUND SERVICES COMPANY

By:	/s/ Stephen J. Busch

Name:	Stephen J. Busch

Title:	SVP

Schedule A

The following Fund and its Portfolios and share classes are covered by, and made parties to, the Amendment as of the date first written above:

Optimum Fund Trust

Name of Portfolio and any Share Classes
Optimum Fixed Income Fund
Class A
Class C
Institutional Class
Optimum International Fund
Class A
Class C
Institutional Class
Optimum Large Cap Growth Fund
Class A
Class C
Institutional Class
Optimum Large Cap Value Fund
Class A
Class C
Institutional Class
Optimum Small-Mid Cap Growth Fund
Class A
Class C
Institutional Class
Optimum Small-Mid Cap Value Fund
Class A
Class C
Institutional Class